Exhibit 16.1

Tauber & Balser P.C.

Accountants and Consultants

October 21, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE: LoyaltyPoint, Inc.

We have read the statements that we understand LoyaltyPoint, Inc. will include under Item 4 of the Form 8-K it will file regarding the engagement of our firm as its independent auditor and we agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ TAUBER & BALSER, P.C.

Tauber & Balser, P.C.